Consent of Independent Auditors


We consent to the reference to our firm under the caption "Accountants and Financials Statements" in the prospectus and to the use of our reports (1) dated February 14, 2003 with respect to the statutory basis financial statements and schedules of Transamerica Life Insurance and Annuity Company and (2) dated March 31, 2003 with respect to the subaccounts of Transamerica Life Insurance and Annuity Company Separate Account VA-8 included in Post-Effective Amendment No. 5 to the Registration Statement (Form N-4 No. 333-32664, 811 09859) and the related Prospectus and Statement of Additional Information of Transamerica Life Insurance and Annuity Company Separate Account VA-8.